Exhibit (4)(x)
CONTRACT SCHEDULE (Continued)
Contract Number: [%999999999]

GMWB RIDER SCHEDULE

GMWB Effective Date:	[May 1, 2008]

Minimum Age for GMWB Rider:	[00]

Maximum Age for GMWB Rider:	[80]

Allowable GMWB Cancellation Dates:	each [5th] Contract Anniversary, provided We receive written notification at Our Service Center no earlier than [90] days but at least [3] days prior to such GMWB Cancellation Date.

Allowable GMWB Addition Dates:	each [5th] Contract Anniversary, provided We receive written notification at Our Service Center no earlier than [90] days but at least [3] days prior to such GMWB Addition Date.
Restrictions on Owners:
[Only spouses may be Co-Owners. If there are Co-Owners, they also must be Joint Annuitants.]
Restrictions on Annuitants:
[If the Owner is an individual natural person, then the Annuitant must be the Owner. Only spouses may be Joint Annuitants. If there are Joint Annuitants, they also must be Co-Owners.]
Waiver of Contract Provisions:
The following Contract Provisions are waived while this Rider is in effect:
[(1)]	[the Inactive Contract provision in the General Provisions section of the Base Contract; and]

[(2)]	[the Minimum Surrender Value after a partial withdrawal requirement in the Withdrawals section of the Contract Schedule, except if You request a withdrawal resulting in an Excess Withdrawal (as described in the GMWB Base section of the GMWB Rider Schedule).]
Allocation Guidelines and Restrictions:
[Unless You agree to participate in another investment program which We may make available to satisfy the Allocation Guidelines and Restrictions, You must participate in a [quarterly] Rebalancing Program and provide Us with written instructions that comply with the following:
(1)	You must allocate at least [40%], but not more than [70%] of Your total allocations among [subaccounts] in the following Investment Categories:
[Large Cap]
[Mid Cap]
[Small Cap]
[International]
(2)	You must allocate no more than [40%] of Your total allocations among the following Investment Categories:
[Small Cap]

ML112-5IE(4/08)	SPECIMEN

CONTRACT SCHEDULE (Continued)
Contract Number: [%999999999]
[International]
[Alternative]
[Money Market]

CONTRACT SCHEDULE (Continued)
Contract Number: [%999999999]
GMWB RIDER SCHEDULE (Continued)
(3)	You must allocate the remaining amounts among the other Investment Categories so Your total allocations equal 100%.

(4)	You must choose a periodic Rebalancing Date [from the 1st through the 28th day of the month].

(5)	You must schedule Your first Rebalancing Date to begin within [95] days from the GMWB Effective Date.

(6)	You agree to furnish new allocation instructions that comply with (1) — (3) above prior to any future closure or elimination of a [subaccount] in which You are invested.
You may request to change Your instructions while this Rider is in effect provided that each request complies with (1) — (4) above.
On a GMWB Addition Date and on each [quarterly] Rebalancing Date thereafter, We automatically reallocate Your [Account Value] to maintain the percentage allocation among the [subaccounts] that You have selected.
You must allocate any additional Premiums in accordance with the [subaccounts] and percentages You have selected.
You may request to transfer among [subaccounts] while this Rider is in effect provided that each request results in an allocation of Your [Account Value] that complies with (1) and (2) above as of the end of the last Valuation Period immediately preceding receipt of Your request.
Only pro-rata withdrawal requests affecting all [subaccounts] in which You are invested will be accepted while this Rider is in effect.
[We reserve the right to impose additional limitations on Your ability to allocate to or make transfers involving designated [subaccounts] which may be made available in the future.] ]
Lifetime Income Percentage:
The initial Lifetime Income Percentage set forth below is based upon the age of the Owner (or the younger Owner if there are Co-Owners) on the date of the first withdrawal on or after the GMWB Effective Date.

Age of (Younger) Owner when	Lifetime
first withdrawal is taken on or	Income
after GMWB Effective Date	Percentage
[00 — 54]	[0.0%]
[55 — 59]	[4.0%]
[60 — 69]	[5.0%]
[70 — 79]	[6.0%]
[80+]	[7.0%]

CONTRACT SCHEDULE (Continued)
Contract Number: [%999999999]
GMWB RIDER SCHEDULE (Continued)
[If the first withdrawal occurs within [5] years of the GMWB Effective Date, the applicable Lifetime Income Percentage will be reduced by [1%].]
[The Lifetime Income Percentage will be automatically redetermined on [each] Contract Anniversary following the first withdrawal if the GMWB Base is reset to a higher value on that Anniversary.]
If the first withdrawal occurs prior to the younger Owner’s age [55], the Lifetime Income Percentage will be automatically redetermined on the Contract Anniversary on or following the younger Owner’s [55th] birthday.
The Lifetime Income Percentage will be redetermined on the effective date of a change of Owner acceptable to Us, in accordance with the percentages then in effect.
GMWB Base:
The GMWB Base is used solely to determine the Guaranteed Lifetime Amount (GLA) and the GMWB Charge. The GMWB Base does not establish or guarantee an Account Value, Surrender Value, minimum Death Benefit or minimum return for any investment option.
(1)	On the GMWB Effective Date:

If the GMWB Effective Date is the Contract Date, the GMWB Base is the Initial Premium [plus any Additional Premium received prior to the earlier of the first withdrawal and the first Quarterversary following the Contract Date]. If the GMWB Effective Date is not the Contract Date, the GMWB Base is the [Contract Value] on the GMWB Effective Date.
(2)	Prior to the first withdrawal after the GMWB Effective Date:

The GMWB Base is equal to [the greater of] the GMWB Maximum Anniversary Value (MAV) Base [and the GMWB Roll-Up Base].
[(a)]	GMWB MAV Base: The GMWB MAV Base is equal to the greatest of the Anniversary Values. An Anniversary Value is equal to the sum of (i) plus (ii) where:
(i)	is the GMWB Base on the GMWB Effective Date and, on each Contract Anniversary thereafter, is the [highest] Contract Value on such Anniversary [or on any of the preceding eleven Monthaversaries]; and

(ii)	is the sum of all Additional Premiums received following the date of the highest Contract Value used in the last Anniversary Value

CONTRACT SCHEDULE (Continued)
Contract Number: [%999999999]
calculation [(other than any Additional Premium received prior to the first Quarterversary following the Contract Date)].

CONTRACT SCHEDULE (Continued)
Contract Number: [%999999999]
GMWB RIDER SCHEDULE (Continued)
[If the Contract Date falls on the 29th, 30th or 31st, We will use the last day of the month for any month that does not have a corresponding Monthaversary for purposes of calculating Monthaversary Values.]
[In any Contract Year in which there is a change of Owner (other than as the result of either the removal of an Owner or exercise of the Spousal Beneficiary Continuation Option), only the Contract Value on the Anniversary, and not on the preceding eleven Monthaversaries, will be used in the Anniversary Value calculation.]
We will calculate an Anniversary Value on the GMWB Effective Date and on each Contract Anniversary thereafter.
[(b)]	[GMWB Roll-Up Base: The GMWB Roll-Up Base is equal to the sum of (i) plus (ii) where:
(i)	is the GMWB Base on the later of the GMWB Effective Date or the date of the most recent Automatic Roll-Up Reset with interest compounded daily at an annual rate of [5]%; and

(ii)	is the sum of all Additional Premiums [(other than any Additional Premium received prior to the first Quarterversary following the Contract Date)] since the later of the GMWB Effective Date or the date of the most recent Automatic Roll-Up Reset with interest compounded daily from the effective date of each Additional Premium payment at an annual rate of [5]%.
For purposes of compounding interest in GMWB Roll-Up Base, such interest shall accrue until the earlier of the GMWB Roll-Up Base Limitation Date or the date of GMWB Settlement. No interest shall accrue thereafter.
The GMWB Roll-Up Base Limitation Date is the earlier of:
(i)	the date of Your first withdrawal after the GMWB Effective Date; or

(ii)	the [10th] Contract Anniversary following the GMWB Effective Date.
[Automatic Roll-Up Reset: On each of the first [10] Contract Anniversaries after the GMWB Effective Date and prior to Your first withdrawal, We will reset the GMWB Roll-Up Base to equal the greater of the current GMWB Roll-Up Base, or the GMWB MAV Base on such Contract Anniversary.] ]
(3)	On and after the first withdrawal after the GMWB Effective Date:

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Contract Number: [%999999999]
(a)	When the cumulative withdrawals during the Contract Year, including the most recent withdrawal, are not in excess of the GLA, the GMWB Base will equal the GMWB Base immediately prior to such withdrawal.
GMWB RIDER SCHEDULE (Continued)
(b)	When an Excess Withdrawal applies during the Contract Year, the GMWB Base will equal the lesser of:
(i)	the GMWB Base immediately prior to such withdrawal less the Adjusted Excess Withdrawal; or

(ii)	the [Account Value] after the withdrawal.
Excess Withdrawal:
(1)	If cumulative withdrawals in a Contract Year have already exceeded the GLA in effect at the time of a withdrawal request, then the entire amount of that withdrawal is an Excess Withdrawal.

(2)	If a withdrawal causes the total amount withdrawn during a Contract Year to exceed the GLA in effect at the time of the withdrawal request, then the amount that the cumulative withdrawals are in excess of the GLA is an Excess Withdrawal.
Adjusted Excess Withdrawal: An Adjusted Excess Withdrawal is equal to the Excess Withdrawal multiplied by an adjustment factor. The adjustment factor is calculated by dividing the GMWB Base by the [Account Value], where both values are determined just prior to such Excess Withdrawal.
[Required Minimum Distribution (RMD): If You are required to take withdrawals from Your Contract to satisfy the RMD rules under Section 401(a)(9) of the Internal Revenue Code You must notify Us in writing.
If We receive such written notification and if We determine that the RMD for Your Contract is greater than Your GLA, then any reduction to the GMWB Base will be limited as follows:
(1)	Notwithstanding section (3)(b) above, if cumulative withdrawals for that Contract Year, including the requested withdrawal, do not exceed the RMD for Your Contract, then the GMWB Base will not be reduced.

(2)	If a withdrawal causes cumulative withdrawals for that Contract Year to exceed the RMD for Your Contract, then the Excess Withdrawal will equal the amount by which cumulative withdrawals are in excess of the RMD.]
[Automatic Step-Up: On [each] Contract Anniversary after the first withdrawal [and prior to the [20th] Contract Anniversary following the GMWB Effective Date], if the Contract Value, [or the highest of the previous eleven Monthaversary values,] is greater than the GMWB Base, the GMWB Base will be increased to equal such greater value.] [In any Contract Year in which there is an Excess Withdrawal or a change of Owner (other than as the result of

CONTRACT SCHEDULE (Continued)
Contract Number: [%999999999]
either the removal of an Owner or exercise of the Spousal Beneficiary Continuation Option), only the Contract Value on the Anniversary, and not on the preceding eleven Monthaversaries, will be used in the Automatic Step-Up calculation.]
GMWB RIDER SCHEDULE (Continued)
GMWB Settlement:
On any date the Account Value is reduced to zero, the following will occur:
(1)	any remaining GLA not yet withdrawn in the current Contract Year will be paid in a lump sum in accordance with applicable legal requirements; and

(2)	an Annuity Date no earlier than the [next Contract Anniversary] will be established and [monthly] annuity payments equal to the GLA divided by [12], payable until the death of the Annuitant, or second Annuitant, if any, will start on that date; and

(3)	all riders attached to the Base Contract will terminate.
Different payment intervals or other lifetime annuity payments acceptable to Us may be used, but will result in an actuarially equivalent annuity payment.
Change of Owner:
If there is a change of Owner or an assignment (in states where applicable) of this Contract, this Rider will terminate unless the Owner is changed under any of the circumstances described below:
[(1)]	[a spouse of the current Owner is added as an Owner and was neither younger than the Minimum Age for GMWB Rider nor older than the Maximum Age for GMWB Rider on the effective date of the change of Owner; or]

[(2)]	[a spouse of the current Owner is removed as an Owner; or]

[(3)]	[as the result of the creation or termination of a trust, the life (or lives) upon which GLA payments under this Rider are based has not changed; or]

[(4)]	[an Eligible Spousal Beneficiary becomes the Owner while this Rider is still available and was not younger than the Minimum Age for GMWB Rider on the [Spousal Continuation Date].]
If this Rider continues in effect following a change of Owner (other than as the result of either the removal of an Owner or the Spousal Beneficiary Continuation Option), the GMWB Base will be reset to the Account Value, if lower, on the effective date of the Owner change.
Spousal Continuation:
If the Spousal Beneficiary Continuation Option is elected or is automatically applied and this Rider is still available, [the GMWB Base will be reset to equal the greater of the Contract Value and the GMWB Base on the Spousal Continuation Date].

CONTRACT SCHEDULE (Continued)
Contract Number: [%999999999]
Subject to the terms and conditions in effect at the time, the Lifetime Income Percentage will be based on the age of the spouse on the [Spousal Continuation Date].
Waiver of Surrender Charge:
Any Surrender Charge that would otherwise apply to the portion of a withdrawal that is not an Excess Withdrawal will be waived.
GMWB RIDER SCHEDULE (Continued)
Premium Limitation:
[No Additional Premiums can be paid on or after the date You make Your first withdrawal on or after the GMWB Effective Date.]
Benefit Available on Maturity Date:
The Benefit Available on Maturity Date will provide [monthly] annuity payments equal to the GLA divided by [12] until the death of the Annuitant, or second Annuitant, if any.
We must receive written notification of Your election of such Benefit Available on Maturity Date no earlier than [90] days but at least [3] days prior to the Maturity Date.
Different payment intervals or other lifetime annuity payments acceptable to Us may be used, but will result in an actuarially equivalent annuity payment.
Income Enhancement Benefit:
Definitions applicable to this Benefit:
Elimination Period: [180] days within the last [365] days.
Hospital: An institution which: 1) is operated pursuant to the laws of the jurisdiction in which it is located; and 2) operates primarily for the care and treatment of sick and injured persons on an inpatient basis; and 3) provides 24-hour nursing service by or under the supervision of registered graduate professional nurses; and 4) is supervised by a staff of one or more licensed Physicians; and 5) has medical, surgical and diagnostic facilities or access to such facilities.
Medical Necessity: Confinement prescribed by a Physician based on the individual’s inability to sustain himself or herself outside of a Hospital or Nursing Facility due to physical or cognitive ailments.
Nursing Facility: A facility, or that part of a facility, which: 1) is licensed to operate pursuant to the laws and regulations of the state in which it is located as a Nursing Facility or an Alzheimer’s disease facility; and 2) provides care prescribed by a Physician and performed

CONTRACT SCHEDULE (Continued)
Contract Number: [%999999999]
or supervised by a registered graduate nurse, in addition to room and board accommodations, 24-hour nursing services, 7 days a week by an on-site Registered Nurse and related services on a continuing inpatient basis; and 3) has a planned program of policies and procedures developed with the advice of, and periodically reviewed by, at least one Physician; and 4) maintains a clinical record of each patient.
A Nursing Facility may be either a freestanding facility or a distinct part of a facility such as a ward, wing, unit, or swing bed of a Hospital or other institution. If the facility complex to which an insured person is confined consists of wards, wings, floors, units, or swing-beds, the area of the facility in which such insured person is confined must be licensed as a Nursing Facility and the insured person’s assigned bed must be included as a part of such license.
GMWB RIDER SCHEDULE (Continued)
The term “Nursing Facility” does not include, for example: 1) a hospital (except as provided above); 2) a rehabilitation hospital; 3) a place which is primarily for treatment of mental or nervous disorders, drug addiction, or alcoholism; 4) a home for the aged; 5) a rest home, community living center, or a place that provides domestic, resident, retirement or educational care; 6) assisted living facilities; 7) personal care homes; 8) residential care facilities; 9) adult foster care facilities; 10) congregate care facilities; 11) family and group assisted living facilities; 12) personal care boarding homes; 13) domiciliary care homes; 14) basic care facilities; or 15) similar facilities.
Physician: A Doctor of Medicine or Doctor of Osteopathy, who is licensed as such and is operating within the scope of the license.
Waiting Period: [12] months from the GMWB Effective Date.
If either the Owner or Co-Owner is confined, due to a medical necessity, in a Hospital or Nursing Facility and has been so confined for the Elimination Period, benefits from this Income Enhancement Benefit are available provided that the Waiting Period requirement has been satisfied. The Elimination Period and Waiting Period do not need to occur consecutively. The Income Enhancement Benefit provides an increase to the Lifetime Income Percentage (as described in the Lifetime Income Percentage provision above), until the qualifying person or persons are no longer confined as described above. The increase in the Lifetime Income Percentage provided by this Benefit will be as follows:

Age at First	Income Enhancement Benefit
Withdrawal	Increase Percentage
[55+]	[100]%
As an example of the Income Enhancement Benefit, assume that the first withdrawal under this rider was taken at age 72 and the applicable Lifetime Income Percentage is [6.0]%. If the qualification conditions for this Benefit are met at any later date, then the Lifetime Income Percentage will be increased by the Income Enhancement Benefit Increase Percentage applicable for age 72. The applicable age is based on the first withdrawal of any amount from

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Contract Number: [%999999999]
the Contract Value under the this Rider, and is not based on any withdrawal under the Income Enhancement Benefit, unless that withdrawal is also the first withdrawal of any Contract Value under the Rider.
If the Income Enhancement Benefit Increase Percentage for attained age 72 is [100]%, then the Income Enhancement Benefit provides an additional [6.0]% to the Lifetime Income Percentage resulting in a total Lifetime Income Percentage of [12.0]% while the Income Enhancement Benefit continues to be available. We will require confirmation of confinement while benefits are being received. Confirmation of confinement must be deemed satisfactory to Us. Confirmation of confinement may be a statement from a Physician or a Hospital or Nursing Facility administrator and any other information deemed necessary by Us to confirm confinement. When confinement has ceased, the Lifetime Income Percentage will be as indicated in the Lifetime Income Percentage provision. If confinement ceases, the Owner or Co-Owner may re-qualify by again satisfying the Elimination Period requirement.
GMWB RIDER SCHEDULE (Continued)
Note that the potential increase to the Lifetime Income Percentage under the Income Enhancement Benefit will not change the GLA used in the administration of the Required Minimum Distribution (RMD) provision described above.
GMWB Charge:

	Current	Maximum

GMWB Charge Percentage	[1.15% annually]	[2.00% annually]
[The GMWB Charge is calculated on each Monthaversary as follows:
(1)	the GMWB Base is determined on the Monthaversary;

(2)	that amount is multiplied by the current GMWB Charge Percentage;

(3)	the resulting amount is divided by 12.]
The sum of the GMWB Charges calculated on each of the three preceding Monthaversaries is deducted from the Contract Value on each Quarterversary.
[If the Contract Date falls on the 29th, 30th or 31st, We will use the last day of the month for any month that does not have a corresponding Monthaversary or Quarterversary for purposes of calculating and deducting GMWB Charges.]
If the GMWB Rider is terminated other than on a Quarterversary, We will deduct from the Contract Value the [pro-rata portion of any GMWB Charges calculated on any prior Monthaversary but not yet collected.]
[The GMWB Charge is deducted from each [subaccount] in the ratio of Your interest in each [subaccount] to Your [Account Value] on the date the charge is collected.]

CONTRACT SCHEDULE (Continued)
Contract Number: [%999999999]
The [Contract Value and] Surrender Value [are] reduced by any GMWB Charges calculated but not yet collected.